Exhibit 4.1

SUPPLEMENTAL INDENTURE NO. 13

by and between

HOSPITALITY PROPERTIES TRUST

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

as of August 12, 2009

SUPPLEMENTAL TO THE INDENTURE DATED AS OF FEBRUARY 25, 1998

HOSPITALITY PROPERTIES TRUST

7.875% Senior Notes due 2014

This SUPPLEMENTAL INDENTURE NO. 13 (this “Supplemental Indenture”) made and entered into as of August 12, 2009 between HOSPITALITY PROPERTIES TRUST, a Maryland real estate investment trust (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Trustee (the “Trustee”).

WITNESSETH THAT:

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of February 25, 1998 (the “Indenture”), relating to the Company’s issuance, from time to time, of various series of debt securities;

WHEREAS, the Company has determined to issue debt securities known as its 7.875% Senior Notes due 2014; and

WHEREAS, the Indenture provides that certain terms and conditions for each series of debt securities issued by the Company thereunder may be set forth in an indenture supplemental to the Indenture;

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

ARTICLE 1

DEFINED TERMS

Section 1.1             Terms Defined in Indenture.  Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture.

Section 1.2             Supplemental Definitions.  The following definitions supplement, and, to the extent inconsistent with, replace the definitions in Section 101 of the Indenture:

“Acquired Debt” means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition.  Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Additional Notes” has the meaning provided in Section 2.1(b) hereof.

“Adjusted Total Assets” has the meaning provided in clause (i) of Section 3.1(a) hereof.

“Annual Debt Service” as of any date means the maximum amount which is expensed in any 12-month period for interest on Debt of the Company and its Subsidiaries.

“Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York or in the city in which the Corporate Trust Office of the Trustee is located are required or authorized to close.

“Capital Stock” means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participation or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase any thereof.

“Consolidated Income Available for Debt Service” for any period means Earnings from Operations of the Company and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Debt of the Company and its Subsidiaries, (ii) cash reserves made by lessees as required by the Company’s leases for periodic replacement and refurbishment of the Company’s assets, (iii) provision for taxes of the Company and its Subsidiaries based on income, (iv) amortization of debt discount and deferred financing costs, (v) provisions for gains and losses on properties and property depreciation and amortization, (vi) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (vii) amortization of deferred charges.

“Corporate Trust Office” means One Federal Street, 3rd Floor, Boston, Massachusetts 02110, or such other address as may be designated from time to time by the Trustee by providing written notice to the Company.

“Debt” of the Company or any Subsidiary means, without duplication, any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness for borrowed money secured by any Encumbrance existing on property owned by the Company or any Subsidiary, to the extent of the lesser of (x) the amount of indebtedness so secured and (y) the fair market value of the property subject to such Encumbrance, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued (other than letters of credit issued to provide credit enhancement or support with respect to other indebtedness of the Company or any Subsidiary otherwise reflected as Debt hereunder) or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of the Company or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock, or (v) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company’s consolidated balance sheet as a capitalized lease in accordance with GAAP, to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on the Company’s consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than the Company or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

“Depositary” has the meaning provided in Section 2.1(d) hereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock or shares), (ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock, or (iii) is redeemable at the option of the Holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for common stock or shares), in each case on or prior to the stated maturity of the Notes.

“Earnings from Operations” for any period means net earnings excluding gains and losses on sales of investments, extraordinary items, gains and losses from early extinguishment of debt and property valuation losses, as reflected in the financial statements of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Encumbrance” means any mortgage, lien, charge, pledge or security interest of any kind.

“Interest Payment Date” has the meaning provided in Section 2.1(e) hereof.

“Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any Notes prior to February 15, 2014, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had been made on February 15, 2014, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had been made on February 15, 2014, over (ii) the aggregate principal amount of the Notes being redeemed or paid.  In the case of any redemption or accelerated payment of notes on or after February 15, 2014, the Make-Whole Amount means zero.  For purposes of this Supplemental Indenture and the Notes, references in the Indenture to the payment of the principal (and premium, if any) and interest on the Notes shall be deemed to include the payment of the Make-Whole Amount, if any, due upon redemption with respect to the Notes.  The Make-Whole Amount shall be calculated by the Company and set forth in an Officer’s Certificate delivered to the Trustee, and the Trustee shall be entitled to rely on said Officer’s Certificate.

“Notes” means the Company’s 7.875% Senior Notes due 2014, issued under this Supplemental Indenture and the Indenture, as amended or supplemented from time to time.  (For the avoidance of doubt, the term “Notes” shall include any Additional Notes so issued.)

“Regular Record Date” has the meaning provided in Section 2.1(e) hereof.

“Reinvestment Rate” means a rate per annum equal to the sum of 0.50% (50 one hundredths of one percent) plus the yield on treasury securities at constant maturity under the heading “Week Ending” published in the Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity (which, in the case of maturities corresponding to the principal and interest due on the notes at their maturity, shall be deemed to be February 15, 2014), as of the payment date of the principal being redeemed or paid.  If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month.  For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“Secured Debt” means Debt secured by any mortgage, lien, charge, pledge or security interest of any kind.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under this Supplemental Indenture, then any publicly available source of similar market data which shall be designated by the Company.

“Subsidiary” means any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests of which are owned, directly or indirectly, by the Company or one or more other Subsidiaries of the Company.  For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

“Total Assets” as of any date means the sum of (i) the Undepreciated Real Estate Assets and (ii) all other assets of the Company and its Subsidiaries determined in accordance with GAAP (but excluding accounts receivable and intangibles).

“Total Unencumbered Assets” means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money and (ii) all other assets of the Company and its Subsidiaries not subject to an Encumbrance for borrowed money determined in accordance with GAAP (but excluding accounts receivable and intangibles).

“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of, real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP.

“Unsecured Debt” means Debt which is not secured by any of the properties of the Company or any Subsidiary.

ARTICLE 2

TERMS OF THE NOTES

Section 2.1                                      Terms of the Notes.  Pursuant to Section 301 of the Indenture, the Notes shall have the following terms and conditions:

(a)           Title.  The Notes shall be Registered Securities under the Indenture and shall be known as the Company’s “7.875% Senior Notes due 2014.”

(b)           Aggregate Principal Amount.  The aggregate principal amount of Notes to be authenticated and delivered under this Supplemental Indenture shall initially be limited to $300,000,000, except as otherwise permitted by the provisions of the Indenture; provided that the Company may from time to time, without the consent of the Holders of the Notes, increase the principal amount of the Notes by issuing additional Securities in the future (the “Additional Notes”) having the same terms and ranking equally and ratably with the Notes in all respects and with the same CUSIP number as the Notes, except for the difference in the issue price and interest accrued prior to the issue date of such Additional Notes, provided that such Additional Notes constitute part of the same issue as the Notes for U.S. federal income tax purposes.  Any Additional Notes will be treated as a single series with the Notes under the Indenture and shall have the same terms as to status, redemption and otherwise as the Notes, and references herein to the Notes shall include any Additional Notes.

(c)           Form of Notes.  The Notes (together with the Trustee’s certificate of authentication) shall be substantially in the form of Exhibit A hereto, which is hereby incorporated in and made a part of this Supplemental Indenture.  Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends, endorsements or changes as the officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of the Indenture, or as may be required by the Depositary or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed, or to conform to usage, or to indicate any special limitations or restrictions to which any particular Notes are subject.

(d)           Registered Securities in Book Entry Form.   The Notes shall be issuable in the form of one or more global Securities registered in the name of The Depository Trust Company’s nominee, and shall be deposited with, or on behalf of, The Depository Trust Company, New York, New York (including any successor depositary appointed hereunder, the “Depositary”).  The Notes may be surrendered for registration of transfer at the office or agency of the Company (including the Corporate Trust Office of the Trustee) maintained for such purpose, or at any other office or agency maintained by the Company for such purpose.

So long as the Depositary or its nominee is the registered owner of a Global Note, the Depositary or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by such Global Note for all purposes under the Indenture and this Supplemental Indenture, and the beneficial owners of the Notes will be entitled only to those rights and benefits afforded to them in accordance with the Depositary’s regular operating procedures.  Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in certificated form and will not be considered the registered owners or Holders thereof under the Indenture or this Supplemental Indenture.

If (i) the Depositary is at any time unwilling or unable to continue as depository or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by the Company within 90 days, (ii) an Event of Default relating to the Notes has occurred and is continuing and the beneficial owners representing a majority in principal amount of the Notes advise the Depository to cease acting as depository for the Notes, or (iii) the Company, in its sole discretion, determines at any time that the Notes shall no longer be represented by a Global Note, the Company will in accordance with the Indenture issue individual Notes in certificated form of the same series and like tenor and in the applicable principal amount in exchange for the Notes represented by the Global Note.  In any such instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery of individual Notes in certificated form of the same series and like tenor, equal in principal amount to such beneficial interest and to have the Notes in certificated form registered in its name.  Notes so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons.

(e)           Interest and Interest Rate.  The Notes will bear interest at a rate of 7.875% per annum, from August 12, 2009 (or, in the case of Additional Notes, as provided in Section 2.1(b) above), or from the immediately preceding Interest Payment Date to which interest has been paid or duly provided for, payable semi-annually in arrears on February 15 and August 15 of each year, commencing February 15, 2010, or if such day is not a Business Day, on the next succeeding Business Day (each of which shall be an “Interest Payment Date”), to the Persons in whose names the Notes are registered in the Security Register at the close of business on the day falling 14 calendar days immediately preceding the applicable Interest Payment Date (whether or not a Business Day), as the case may be (each, a “Regular Record Date”).

(f)            Principal Repayment; Currency.  The stated maturity of the Notes is August 15, 2014; provided, however, the Notes may be earlier redeemed at the option of the Company as provided in paragraph (g) below.  The principal of each Note payable on its maturity date shall be paid against presentation and surrender thereof at the Corporate Trust Office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public or private debts.  The Company will not pay Additional Amounts (as defined in the Indenture) on the Notes.

(g)           Redemption at the Option of the Company. The Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days’ notice to each Holder of Notes to be redeemed at its address appearing in the Security Register, at a price equal to the sum of (i) the principal amount of the Notes being redeemed, plus accrued and unpaid interest to but excluding the applicable Redemption Date, plus (ii) the Make-Whole Amount, if any (it being understood that if the notes are redeemed on or after February 15, 2014, the Make-Whole Amount equals zero).

(h)           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Company shall be directed to it at 400 Centre Street, Newton, Massachusetts 02458, Attention:  President; notices to the Trustee shall be directed to it at One Federal Street, 3rd Floor, Boston, Massachusetts 02110, Attention: Corporate Trust Department, Re: Hospitality Properties Trust 7.875% Senior Notes due 2014, or as to either party, at such other address as shall be designated by such party in a written notice to the other party.

(i)            Global Note Legend.  Each Global Note shall bear the following legend on the face thereto and any other appropriate legends specified in an Officers’ Certificate:

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR.

ARTICLE 3

ADDITIONAL COVENANTS

Section 3.1                                      Additional Covenants of the Company.  In addition to the covenants of the Company set forth in Article Ten of the Indenture, for the benefit of the Holders of the Notes:

(a)                                  Limitations on Incurrence of Debt.

(i)            The Company will not, and will not permit any Subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum (“Adjusted Total Assets”) of (without duplication) (A) the Total Assets of the Company and its Subsidiaries as of the

end of the calendar quarter covered in the Company’s Annual Report on Form 10-K, or the Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Securities Exchange Act of 1934, as amended, with the Trustee) prior to the incurrence of such additional Debt and (B) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

(ii)                                  In addition to the foregoing limitation on the incurrence of Debt, the Company will not, and will not permit any Subsidiary to, incur any Secured Debt if, immediately after giving effect to the incurrence of such additional Secured Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Secured Debt of the Company and its Subsidiaries on a consolidated basis is greater than 40% of Adjusted Total Assets.

(iii)                               In addition to the foregoing limitations on the incurrence of Debt, the Company will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1.0, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (A) such Debt and any other Debt incurred by the Company and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (B) the repayment or retirement of any other Debt by the Company and its Subsidiaries since the first date of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (C) in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (D) in the case of any acquisition or disposition by the Company or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation. If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Annual Debt Service, the interest rate on such Debt shall be computed on a pro forma basis as if the average interest rate which would have been in effect during the entire such four-quarter period had been the applicable rate for the entire such period.

(b)                                 Maintenance of Total Unencumbered Assets.  The Company and its Subsidiaries will maintain at all times Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Company and its Subsidiaries on a consolidated basis.

ARTICLE 4

OTHER PROVISIONS

Section 4.1                                      Additional Event of Default.  For purposes of this Supplemental Indenture and the Notes, in addition to the Events of Default set forth in Section 501 of the Indenture, it shall also constitute an “Event of Default” if a default under any bond, debenture, note or other evidence of indebtedness of the Company (including a default with respect to any other series of securities), or under any mortgage, indenture or other instrument of the Company under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor) having an aggregate principal amount outstanding of at least $20,000,000, whether such indebtedness now exists or shall hereafter be incurred or created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of ten days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding Notes, a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder.

Section 4.2                                      Make-Whole Amount Upon Acceleration.  Notwithstanding any provisions to the contrary in the Indenture, upon any acceleration of the Notes under Section 502 of the Indenture, the amount immediately due and payable in respect of the Notes shall equal the Outstanding principal amount thereof, plus accrued and unpaid interest thereon, plus, if such acceleration occurs prior to February 15, 2014, the Make-Whole Amount.

Section 4.3                                      Applicability of Discharge, Defeasance and Covenant Defeasance Provisions.  The Discharge, Defeasance and Covenant Defeasance provisions in Article Fourteen of the Indenture will apply to the Notes.

ARTICLE 5

EFFECTIVENESS

This Supplemental Indenture shall be effective for all purposes as of the date and time this Supplemental Indenture has been executed and delivered by the Company and the Trustee in accordance with Article Nine of the Indenture.  As supplemented hereby, the Indenture is hereby confirmed as being in full force and effect.

ARTICLE 6

MISCELLANEOUS

Section 6.1                                      Separability.  In the event any provision of this Supplemental Indenture shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof or any provision of the Indenture.

Section 6.2                                      Construction of Terms.  To the extent that any terms of this Supplemental Indenture or the Notes are inconsistent with the terms of the Indenture, the terms of this Supplemental Indenture or the Notes shall govern and supersede such inconsistent terms.

Section 6.3                                      Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 6.4                                      Governing Law.  This Supplemental Indenture shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

Section 6.5                                      Counterparts.  This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Trustee have caused this Supplemental Indenture to be executed as an instrument under seal in their respective corporate names as of the date first above written.

HOSPITALITY PROPERTIES TRUST

By:
Name: John G. Murray
Title: President and Chief Operating Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

[Signature Page to Supplemental Indenture No. 13]

EXHIBIT A

[Face of Note]

[Include only for Global Notes]

[UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR.]

7.875% Senior Note due 2014

No.	$

HOSPITALITY PROPERTIES TRUST

promises to pay to                                                                                or registered assigns, the principal sum of                                        ($              ) on August 15, 2014, subject to the terms set forth on the reverse of this Note and the terms of the Indenture referred to therein.

Interest Payment Dates:  Each February 15 and August 15 (or if such day is not a Business Day, the next succeeding Business Day), commencing February 15, 2010.

Record Dates:  The day falling 14 calendar days prior to any Interest Payment Date.

CUSIP No:  44106M AP7

ISIN No: US44106MAP77

HOSPITALITY PROPERTIES TRUST

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

Dated:

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Officer

[THE FOLLOWING CONSTITUTES THE REVERSE OF THE SECURITY]

HOSPITALITY PROPERTIES TRUST

7.875% Senior Note due 2014

Capitalized terms used herein have the meanings assigned to them in the Indenture (as defined below) unless otherwise indicated.

1.                                       Interest.  Hospitality Properties Trust, a Maryland real estate investment trust (the “Company”), promises to pay interest on the principal amount of this Note at the rate and in the manner specified below.

The Company shall pay in cash interest on the principal amount of this Note at the rate per annum of 7.875%.  The Company will pay interest semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2010, or if any such day is not a Business Day (as defined in the Indenture), on the next succeeding Business Day (each an “Interest Payment Date”), to Holders of record on the day falling 14 calendar days immediately preceding such Interest Payment Date (whether or not a Business Day).

Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.  Interest shall accrue from the most recent date to which interest on the Notes has been paid or, if no interest has been paid, from August 12, 2009.

2.                                       Method of Payment.  The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the record date next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date.  The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.  The Company, however, may pay principal, premium, if any, and interest by check payable in such money.  It may mail an interest check to a Holder’s registered address.

3.                                       Indenture.  The Company issued the Notes under an Indenture dated as of February 25, 1998 and Supplemental Indenture No. 13 dated as of August 12, 2009 (collectively, the “Indenture”), between the Company and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the Indenture and Holders of the Notes are referred to the Indenture and such Act for a statement of such terms.  The terms of the Indenture shall govern any inconsistencies between the Indenture and the Notes.  The Notes are senior unsecured general obligations of the Company initially issued in an aggregate principal amount of $300,000,000.

4.                                       Optional Redemption.  The Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed, plus accrued and unpaid interest to but excluding the applicable Redemption Date and (ii) the Make-Whole Amount, if any.

As used herein the term “Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any Notes prior to February 15 , 2014, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had been made on February 15, 2014, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had been made on February 15, 2014, over (ii) the aggregate principal amount of the Notes being redeemed or paid.  In the case of any redemption or accelerated payment of notes on or after February 15, 2014, the Make-Whole Amount means zero.  For purposes of the Indenture and the Notes, references in the Indenture to the payment of the principal (and premium, if any) and interest on the Notes shall be deemed to include the payment of the Make-Whole Amount, if any, due upon redemption with respect to the Notes.  The Make-Whole Amount shall be calculated by the Company and set forth in an Officer’s Certificate delivered to the Trustee, and the Trustee shall be entitled to rely on said Officer’s Certificate.

As used herein the term “Reinvestment Rate” means a rate per annum equal to the sum of 0.50% (50 one hundredths of one percent) plus the yield on treasury securities at constant maturity under the heading “Week Ending” published in the Statistical Release (as defined herein) under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity (which, in the case of maturities corresponding to the principal and interest due on the Notes at their maturity, shall be deemed to be February 15, 2014), as of the payment date of the principal being redeemed or paid.  If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month.  For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

As used herein the term “Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the Indenture, then any publicly available source of similar market data which shall be designated by the Company.

5.                                       Mandatory Redemption.  The Company shall not be required to make sinking fund or redemption payments with respect to the Notes.

6.                                       Notice of Redemption.  Notice of redemption shall be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address.  Notes may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.  On and after the Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption.

7.                                       Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Security Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.  The Security Registrar need not exchange or register the transfer of any Note or portion of a Note selected for redemption.  Also, it need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes, or during the period between a record date and the corresponding Interest Payment Date.

8.                                       Defaults and Remedies.  In case an Event of Default (as defined in the Indenture) with respect to the Notes shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the provisions provided in the Indenture.

9.                                       Actions of Holders.  The Indenture contains provisions permitting the Holders of not less than a majority of the aggregate principal amount of the outstanding Notes, subject to certain exceptions as provided in the Indenture, on behalf of the Holders of all such Notes at a meeting duly called and held as provided in the Indenture, to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in the Indenture to be made, given or taken by the Holders of the Notes, including without limitation, waiving (a) compliance by the Company with certain provisions of the Indenture, and (b) certain past defaults under the Indenture and their consequences.  Any resolution passed or decision taken at any meeting of the Holders of the Notes in accordance with the provisions of the Indenture shall be conclusive and binding upon such Holders and upon all future Holders of this Note and other Notes issued upon the registration of transfer hereof or in exchange heretofore or in lieu hereof.

10.                                 Persons Deemed Owners.  The Company, the Trustee, and any agent of the Company or the Trustee may deem and treat the Person in whose name this Note is registered on the Security Register as its absolute owner for all purposes.

11.                                 Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

12.                                 Governing Law.  THE INTERNAL LAW OF THE COMMONWEALTH OF MASSACHUSETTS SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THE NOTES.

13.                                 No Personal Liability.  THE DECLARATION OF TRUST OF THE COMPANY, AMENDED AND RESTATED ON AUGUST 21, 1995, A COPY OF WHICH, TOGETHER

WITH ALL AMENDMENTS AND SUPPLEMENTS THERETO (THE “DECLARATION”), IS DULY FILED IN THE OFFICE OF THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT THE NAME “HOSPITALITY PROPERTIES TRUST” REFERS TO THE TRUSTEES UNDER THE DECLARATION OF TRUST, AS SO AMENDED AND SUPPLEMENTED, COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE COMPANY SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE COMPANY.  ALL PERSONS DEALING WITH THE COMPANY, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE COMPANY FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Hospitality Properties Trust

400 Centre Street

Newton, MA 02458

Telecopier No.:  (617) 964-8389

Attention: President

or such other address as the Company may specify pursuant to the Indenture.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

[I] [We] assign and transfer this Note to                                                                                                                                                   [Print or type assignee’s name, address and zip code]                                                                      [Insert assignee’s soc. sec. or tax I.D. no.] and irrevocably appoint                                                                                                                   to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Date:

Signature Guaranteed

NOTICE: Signature must be guaranteed by an eligible Guarantor Institution (banks, stockbrokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.

NOTICE: The signature to this Assignment must correspond with the name as written upon the face of the within Note in every particular, without alteration or enlargement or any change whatever.